Exhibit 99.5

LETTER TO CLIENTS

TIB FINANCIAL CORP.

Up to [—] Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

[—], 2010

To Our Clients:

Enclosed for your consideration are the prospectus dated [—], 2010 (the “Prospectus”) and the Instructions for Use of TIB Financial Corp. Subscription Rights Election Form relating to the offering (the “Rights Offering”) by TIB Financial Corp. (the “Company”) of shares of its common stock, par value of $0.10 per share (“Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record of Common Stock as of 4:01 p.m., New York City time, on July 12, 2010 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of [—] shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on [—], unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier.

As described in the Prospectus, you will receive, at no charge, ten Subscription Rights for each share of Common Stock you owned on the Record Date. Each Subscription Right will allow you to subscribe to purchase [—] share of Common Stock at a subscription price of $[—] per full share (the “Subscription Price”). For example, if you owned 950 shares of Common Stock on the Record Date, you would receive 9,500 Subscription Rights and would have the right to purchase [—] shares of Common Stock (rounded down from [—] shares, with the total subscription payment being adjusted accordingly, as described below) for the Subscription Price.

Each participant in this offering is generally subject to an overall beneficial ownership limit of 4.9%. Any rights exercised by you and any Common Stock subscribed for by you that would cause you to go over the 4.9% ownership limit will not be considered exercised or subscribed for by you, and the portion of the subscription price paid by you for such unexercised rights will be returned to you, without interest or penalty.

You should be aware that there is no over-subscription right associated with the Rights Offering. In addition, no shareholder, will backstop the Rights Offering. Neither you nor any shareholder will have the opportunity to purchase additional shares not purchased by other shareholders in the Rights Offering.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy pursuant to the exercise of your Subscription Rights. Any excess subscription payments that you may pay in the Rights Offering will be returned, without interest or penalty, to you as soon as practicable following the completion of the Rights Offering.

Fractional shares of our common stock resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Subscription Rights to any other party, and are not evidenced by any certificate.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK WHICH ARE CARRIED BY US IN YOUR ACCOUNT BUT ARE NOT REGISTERED IN YOUR NAME. EXERCISES OF THE SUBSCRIPTION RIGHTS DISTRIBUTED WITH RESPECT TO THESE SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

We are hereby requesting that you instruct us as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the Prospectus. We urge you to read the Prospectus and other enclosed materials carefully and in their entirety before instructing us to exercise your Subscription Rights.

Your instructions to us, together with any required payment, should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be canceled, revoked or otherwise amended (unless revocation is required by law).

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form with any required payment.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned, together with any required payment, such that it will be actually received by us by 5:00 p.m., New York City time, on [—], the last business day prior to the scheduled Expiration Date of the Rights Offering.

Additional copies of the enclosed materials may be obtained from the Company’s Corporate Secretary, Vicki L. Walker, by telephone, at (305) 453-7720. You may also contact the Company’s Corporate Secretary if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights.

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